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                                                                  EXHIBIT 99.B15

                       UNIVERSAL CAPITAL INVESTMENT TRUST

                                DISTRIBUTION PLAN

     Pursuant to the provisions of Rule 12b-1 under the Investment Company Act of 1940 (the "Act"), this 12b-1 plan (the "Plan") has been adopted for Universal Capital Growth Fund (the "Fund"), a series of Universal Capital Investment Trust (the "Trust"), by a majority of the trustees of the Trust, including a majority of the trustees who are not "interested persons" of the Trust (as defined in the Act) and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to the Plan (the "Non-Interested Trustees"):

     SECTION 1. The Fund shall pay to Dreher & Associates, Inc. (the "Distributor"), at the end of each month:

     (a) a service fee in an amount equal to the average daily net assets of the Fund multiplied by that portion of .25% which the number of days in the month bears to 365; and

     (b) additional sales compensation in an amount equal to the average daily net assets of the Fund multiplied by that portion of .25% which the number of days in the month bears to 365.

     Such payments represent compensation for expenses incurred by the Distributor for the promotion and distribution of the shares of the Fund, including, but not limited to the printing of prospectuses and reports used for sales purposes, advertisements, expenses of preparation and printing of sales literature and other expenses related to the distribution of Fund shares, including any services fees or sales compensation paid to securities dealers and others who have executed selling group agreements with the Distributor.

     SECTION 2. To the extent any payments (i) by the Trust or the Fund in the ordinary course of their business or (ii) to or by Integrated Financial Services, Inc. (the "Adviser"), the Distributor, or other parties on behalf of the Trust, Adviser or Distributor, are deemed to be payments for the financing of any activity primarily intended to result in the sale of Fund shares within the meaning of Rule 12b-1, then such payments shall be deemed to have been made pursuant to the Plan.

     SECTION 3. The Distributor shall prepare written reports to the Trust's board of trustees on a quarterly basis showing all amounts paid under the Plan and any distribution or service agreements and the purposes for which such payments were made, plus a summary of the expenses incurred by the Distributor hereunder, together with such other information as from time to time shall be reasonably requested by the board of trustees of the Trust.



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     SECTION 4.  The Plan shall remain in effect until January 14, 1992 and shall continue in effect from year to year thereafter only so long as such continuance is specifically approved at least annually by the vote of a majority of the trustees of the Trust, including a majority of the Non-Interested Trustees, cast in person at a meeting called for such purpose.

     SECTION 5. So long as the Plan is in effect, nominees for election as Non-Interested Trustees shall be selected by the Non-Interested Trustees as required by Rule 12b-1.

     SECTION 6. The Plan may be terminated, without penalty, at any time by either a majority of the Non-Interested Trustees or by vote of a majority of the outstanding voting securities of the Fund, and shall terminate automatically in the event of any act that terminates the Distribution Agreement with the Distributor.

     SECTION 7. Any agreement related to the Plan, including any distribution or service agreement, shall provide that such agreement may be terminated, without penalty, at any time by either a majority of the Non-Interested Trustees or by vote of a majority of the outstanding voting securities of the Fund on not more than sixty (60) days' written notice to any other party to such agreement, and shall terminate automatically in the event of any act that terminates the Plan or the Distribution Agreement with the Distributor. Any such related agreement shall terminate automatically in the event of any act that constitutes its assignment.

     SECTION 8. Neither the Plan nor any distribution or service agreement may be amended to increase materially the amount deemed to be spent for distribution or servicing of the Fund's shares without approval by a majority of the Fund's outstanding voting securities, and all material amendments to the Plan and any distribution or service agreement shall be approved by a vote of a majority of the trustees of the Trust, including a majority of the Non-Interested Trustees, cast in person at a meeting called for such purpose.

     SECTION 9. Any obligation of the Trust hereunder shall be binding only upon the assets of the Trust (or the Fund) and shall not be binding upon any trustee, officer, employee, agent, or shareholder of the Trust. Neither the authorization of any action by the trustees or shareholders of the Trust nor the execution of this Plan on behalf of the Trust shall impose any liability upon any trustee or any shareholder.

     SECTION 10. This Plan shall take effect at the time the Trust's Registration Statement under the Securities Act of 1933 with respect to the shares of the Fund is declared effective by the Securities and Exchange Commission.



Adopted January 14, 1991


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